Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	May 7, 2012 For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

FIRST QUARTER 2012 RESULTS

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced net income of $1.1 million and earnings per share of $0.03 for the first quarter of 2012, compared to net income of $2.7 million and earnings per share of $0.07 for the first quarter of 2011.  The first quarter of 2011 included a favorable one-time tax adjustment of $1.6 million, or $0.04 earnings per share while the first quarter of 2012 included a one-time recovery of $0.9 million or $0.02 earnings per share of deferred Water Revenue Adjustment Mechanism (WRAM) net income.

Revenue for the first quarter increased $18.6 million, or 19%, to $116.7 million compared to the first quarter of 2011.  Sales to new customers added $0.3 million, rate increases added $1.9 million, surcharges to recover increases in purchased water costs added $3.8 million,  increased usage by existing customers and other activities added $3.9 million. Included in the results was a net $8.7 million reversal of deferred WRAM revenue.

Total operating expenses for the first quarter of 2012 increased $21.9 million, or 24.9%, to $110.1 million. Water production costs increased $7.0 million, or 22%, due primarily to increases in wholesaler water prices and increases in the quantity of water supplied. Administrative and general costs increased $2.5 million, or 12.3%, to $23 million, due primarily to increases in wages and benefit costs.  Similar to production costs, increases in pension costs do not affect earnings because in California, the company is allowed by the California Public Utilities Commission (CPUC) to record pension costs in a balancing account.  Other operations expenses increased $9.2 million, or 62.8%, to $23.8 million, primarily due to the reversal of $7.1 million of deferred net costs associated with the WRAM, as well as increases in expenses associated with water treatment, water quality, and conservation programs.  Conservation program expense increases are also tracked in a balancing account.

Maintenance expense increased 10.8%, or $0.6 million, to $5.8 million, compared to $5.2 million in the same period last year.  Depreciation expense increased $1.4 million, or 10.8%, to $14.0 million, due to increases in utility plant.  State income taxes increased $2.5 million compared to the same period last year, primarily due to the one-time tax adjustment recorded in the first quarter of 2011.

Other income, net of income taxes, increased $0.7 million to $1.2 million, due primarily to a favorable mark-to-market adjustment associated with the change in value of long-term assets held by the Company’s non-qualified retirement plans.  Interest expense decreased $1.0 million, or 13.3%, to $6.7 million.

In its 2011 year-end earnings release, California Water Service Group (Group) announced that it deferred the recognition of revenue, expenses, and pre-tax profit, due to inconsistency between the CPUC policy on the timing of recovery of WRAM balances and Generally Accepted Accounting Principles (GAAP).  In April, the CPUC revised its policy to remove the requirement that WRAM balances reach a certain threshold before recovery, and in most cases, now allows the company to recover the balances within 18 months, which is accounted for as current period revenue. As a result, in the first quarter of 2012 the Group recognized $8.7 million of deferred net revenue, $7.1 million of deferred net expense, and $0.9 million of deferred net income.

According to President and Chief Executive Officer Peter C. Nelson, the Company is pleased with the CPUC’s April decision, which resolves the WRAM balance recovery issue until the Company’s next General Rate Case (GRC).  “The decision allows our California utility to speed up the amortization of uncollected balances which should help replenish the working capital tied up in financing the WRAM balances.  In addition, the Company has been busy preparing the 2012 GRC for the California operations which will be filed in early July,” Nelson said.

“The first quarter is always our slowest quarter and our results are in line with our expectations.  As expected, the second and third years of our three-year rate case cycle become more difficult as certain operating expenses increase faster than inflation.  Accordingly, the Company remains focused on achieving operating efficiencies to deliver the results our shareholders expect,” Nelson added.

All stockholders and interested investors are invited to listen to the 2012 first quarter conference call on Tuesday, May 8, 2012, at 11:00 a.m. (EDT), by dialing 1-800-776-9057 and keying in ID# 4304013. A replay of the call will be available from 2:00 p.m. EDT on May 8, 2012, through July 7, 2012, at 1-888-203-1112, ID# 4304013. The call, which will be hosted by President and Chief Executive Officer Peter C. Nelson and Vice President and Chief Financial Officer Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to nearly 2 million people in 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Attachments (2).

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	March 31,	December 31,
(In thousands, except per share data)	2012	2011
ASSETS
Utility plant:
Utility plant	$1,994,794	$1,960,381
Less accumulated depreciation and amortization	(594,173)	(579,262)
Net utility plant	1,400,621	1,381,119

Current assets:
Cash and cash equivalents	16,014	27,203
Receivables:
Customers	24,244	28,418
Regulatory balancing accounts	24,842	21,680
Other	5,474	6,422
Unbilled revenue	18,036	15,068
Materials and supplies at weighted average cost	5,827	5,913
Taxes, prepaid expenses, and other assets	12,620	9,184
Total current assets	107,057	113,888

Other assets:
Regulatory assets	319,990	319,898
Goodwill	2,615	2,615
Other assets	38,236	37,067
Total other assets	360,841	359,580
	$1,868,519	$1,854,587

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$419	$418
Additional paid-in capital	219,909	219,572
Retained earnings	224,337	229,839
Total common stockholders’ equity	444,665	449,829
Long-term debt, less current maturities	481,085	481,632
Total capitalization	925,750	931,461

Current liabilities:
Current maturities of long-term debt	6,649	6,533
Short-term borrowings	50,790	47,140
Accounts payable	50,408	48,923
Regulatory balancing accounts	3,389	2,655
Accrued interest	11,003	4,756
Accrued expenses and other liabilities	42,279	41,868
Total current liabilities	164,518	151,875

Unamortized investment tax credits	2,254	2,254
Deferred income taxes, net	119,069	116,368
Pension and postretirement benefits other than pensions	235,465	232,110
Regulatory liability and Other	81,042	79,050
Advances for construction	185,829	187,278
Contributions in aid of construction	154,592	154,191
	$1,868,519	$1,854,587

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	March 31	March 31
For the Three-Months ended:	2012	2011

Operating revenue	$116,749	$98,149
Operating expenses:
Operations:
Water production costs	38,952	31,958
Administrative and general	23,018	20,502
Other operations	23,826	14,635
Maintenance	5,760	5,199
Depreciation and amortization	13,951	12,588
Income tax expense (benefit)	28	(1,241)
Property and other taxes	4,607	4,560
Total operating expenses	110,142	88,201

Net operating income	6,607	9,948

Other income and expenses:
Non-regulated revenue	4,136	4,333
Non-regulated expenses	(2,099)	(3,424)
Income tax (expense) on other income and expenses	(823)	(366)
Net other income	1,214	543

Interest expense:
Interest expense	7,639	8,488
Less: capitalized interest	(903)	(716)
Net interest expense	6,736	7,772

Net income	$1,085	$2,719

Earnings per share
Basic	$0.03	$0.07
Diluted	$0.03	$0.07
Weighted average shares outstanding
Basic	41,842	41,696
Diluted	41,842	41,712
Dividends per share of common stock	$0.15750	$0.15375